Exhibit 15.2

Consent of Jingcheng Tongda & Neal

March 31, 2015

NQ Mobile Inc.

No. 4 Building

11 Heping Li East Street

Dongcheng District

Beijing 100013

People’s Republic of China

Dear Sirs:

We consent to the reference to our firm under the headings “Key Information-Risk Factors” in NQ Mobile Inc.’s Annual Report on Form 20-F for the year ended December 31, 2014, which will be filed with the Securities and Exchange Commission (hereinafter the “SEC”) in the month of March 2015, and further consent to the incorporation by reference of the summaries of our opinions under these captions into NQ Mobile Inc.‘s registration statement on Form S-8 (File No. 333-178076) that was filed on November 21, 2011. We also consent to the filing with the SEC of this consent as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2014.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm